INVEST IN PSYCHONAUTS 2

By Double Fine Productions

ANTICIPATED RELEASE: Summer 2018
PLATFORMS:
VIEW THE CAMPAIGN

Psychonauts is a much beloved platformer from acclaimed developers Double Fine Productions and industry legend Tim Schafer. It's finally time to make a sequel!

"Anyone who doesn't fall for the unique characters, hilarious dialogue and brilliantly conceived environments of Psychonauts has no soul."

EGM

"Arguably the best epic platformer since the Rare / Miyamoto days of N64."

PLAY MAGAZINE

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INVESTMENT TERMS

INVESTMENT TERMS

You will be investing in our subsidiary, Fig Publishing Inc., which will co-publish Psychonauts 2 with Double Fine. This arrangement allows you to share in the sales of this game on all platforms through your investment in our "Series Grasslands Preferred Stock", which is tied to the distribution rights for the life of the game.

How do I make money?

Good question! Below is an approximation on how the investment will perform for every $500 invested*:

1. $2.50 for every $68,376 in adj. gross revenue until $13.33M; and
2. After that, $1 for every $68,376 in adj. gross revenue.

We integrated these business terms into a calculator so you can make your own projections on how well you think the game will perform. There are some small print exceptions, which we tried to keep to a minimum of course, and those are described below.



PSYCHONAUTS
BRÜTAL LEGEND
0
UNITS SOLD
4M
INVESTOR BREAKEVEN

Invested:	$500
Units Sold:	693,638
Avg Wholesale:	$21.00
Est. Deductions:	2.60%
Adj. Gross:	$14,188,036
Return:	$500

Feel free to change the numbers above to match your expectations. Think it's going to sell more or less? Or the average wholesale price is going to be higher or lower? Up to you.

But it's not all about money and returns. By participating you will help bring this incredible game to life – a feat that will only happen with your generous support! Now, on

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to the fine print.

* Estimates as to when an investor would break even and then start seeing profits do not take account of certain possible costs and deductions, such as taxes, that are difficult to estimate with reliability. If any assumptions prove to be incorrect, or if any costs not accounted for prove to be material, then the point at which an investor would break even could be substantially higher than estimated. Estimates are forward-looking statements that will be subject to unknown risks and uncertainties. Be cautious and do not to place undue emphasis on forward-looking statements in making your investment decisions. The past sales performance of other games may not be relevant to the current game, and past performance is not a reliable indicator of future performance. Please read our investment materials.

SALES PERFORMANCE HISTORY

See how Psychonauts has performed since its initial release in 2005


"#6 XBOX game of ALL TIME"
-G4TV
Game Rankings 90.21%
PSYCHONAUTS
Total Unit Sales

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1,697,073
2005-2010
479,312
Units Sold
2010-2015
1,217,761
Units Sold
474,845
Xbox, PS2 & Retail PC Sales
430,141
Steam Unit Sales
"Game of the Year"
-Eurogamer
736,119
Humble Bundle Sales

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23,368
Humble Store Sales
32,600
GOG Unit Sales
"Action/Adventure Game of the Year"
-Official Xbox Magazine

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MORE ABOUT DOUBLE FINE

Interested in learning more about Double Fine's history? Click below for a highlight reel of the studio's previous releases:




DOUBLE FINE
Celebrating 15 Years of Games

MORE ABOUT PSYCHONAUTS 2

Interested in learning more? Click below to dive deeper into how Psychonauts 2 will come to life with your investment.

Review the Investment Materials

HOW INVESTING ON FIG WORKS

Register as an investor

Review terms and tell us the amount you want to invest

Transfer funds to escrow account

Share in revenue generated by the game

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want to invest

escrow account

generated by the game

BECOME AN INVESTOR

Everyone can share in the success of the campaign by becoming an investor. Reserve your share today as an unaccredited investor or begin investing as an accredited investor.

UNACCREDITED INVESTORS

RESERVE YOUR SHARES NOW

ACCREDITED INVESTORS

GET STARTED

or View the Reward Bundles

GET THE LATEST FIG NEWS

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SIGN UP

SAY HELLO

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UNACCREDITED INVESTORS

RESERVE YOUR SHARES NOW

ACCREDITED INVESTORS

GET STARTED

or View the Reward Bundles

GET THE LATEST FIG NEWS

Your email address

SIGN UP

SAY HELLO

ABOUT FIG JOBS BLOG TERMS OF USE PRIVACY POLICY HELP & FEEDBACK

IMPORTANT MESSAGE: Fig.co (the "Site") is a website owned and operated by Loose Tooth Industries, Inc., d/b/a Fig. By accessing this Site and any pages on this Site, you agree to be bound by its Terms of Use and Privacy Policy, as may be amended from time to time. The securities offered by the issuers on the Site (the "Securities") may be sold only to (A) investors who are (i) "Accredited Investors" as defined in Rule 501 under the U.S. Securities Act of 1933, as amended (the "Securities Act"), or (B) certain eligible investors who are not "U.S. persons" as defined in Rule 902 under the Securities Act, or (C) otherwise eligible to invest in Securities as discussed elsewhere on the Site. Accredited Investors will be required to provide supporting documentation evidencing their accredited status. All investors using the Site must acknowledge and accept the high risks associated with investing in the Securities. These risks include holding your investment for periods of months or years with limited or no ability to resell and losing your entire investment; you must have the ability to bear a total loss of your investment without a change in your lifestyle. The Site may contain "forward looking statements" which are not guaranteed. Potential investors should read all of the investment documents that are provided to them. Fig is not an investment advisor, broker-dealer or crowdfunding portal and does not engage in any activities requiring any such registration. All investors should make their own determination of whether or not to make any investment, based on their own evaluation and analysis. The Securities are being offered and sold only in jurisdictions where such offers and sales are permitted; it is solely your responsibility to comply with the laws and regulations of your jurisdiction of residence. You are strongly advised to consult your legal, tax and financial advisors before investing.

With regard to communications by an issuer on the Site to gauge interest in a potential securities offering pursuant to the Regulation A exemption from the registration requirements of the Securities Act, including opportunities to "reserve" shares as indications of interest in the potential offering, please note (i) that no money or other consideration is being solicited thereby, and if sent in response, will not be accepted, (ii) no sales will be made or commitments to purchase accepted until the offering statement for the potential offering is qualified by the U.S. Securities and Exchange Commission, (iii) any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date, and (iv) an indication of interest is non-binding and involves no obligation or commitment of any kind.

Fig Blog

Crowdfunding and Investing in Games

Invest in Psychonauts 2, crowdfunding campaign now live on Fig!

By Lizzie Cuevas on December 4, 2015

We're excited to welcome Raz and friends to the Fig family! Last night, Double Fine Productions CEO Tim Schafer announced Psychonauts 2, the sequel to the genre-defining cult classic, at The Game Awards in Los Angeles. The crowdfunding campaign for Psychonauts 2 went live on Fig last night and the thing we're most excited to share is that for the first time ever, anyone can invest in a video game title (that means you!*). Our goal in launching Fig was always to open up investment to the …

Leave a Comment   Campaigns, Crowdfunding, Latest News   READ MORE

Fig went to Day of the Devs and Played ALL THE THINGS

By Khahil White on November 11, 2015

This past weekend, our friends at Double Fine hosted their third annual Day of the Devs, a celebration of indie games wrapped inside of a cool Dia de los Muertos-themed

GO SPREAD THE WORD!

CURRENT CAMPAIGNS


PSYCHONAUTS 2

CATEGORIES

Campaigns (1)

Crowdfunding (1)

Latest News (4)

MONTH

fig

Fig Blog

Crowdfunding and Investing in Games

Invest in Psychonauts 2, crowdfunding campaign now live on Fig!

By Lizzie Cuevas on December 4, 2015

We're excited to welcome Raz and friends to the Fig family! Last night, Double Fine Productions CEO Tim Schafer announced *Psychonauts 2*, the sequel to the genre-defining cult classic, at The Game Awards in Los Angeles.


PSYCHONAUTS 2

The crowdfunding campaign for *Psychonauts 2* went live on Fig last night and the thing we're most excited to share is that for the first time ever, **anyone** can invest in a video

GO SPREAD THE WORD!

CURRENT CAMPAIGNS


PSYCHONAUTS 2

CATEGORIES

- Campaigns (1)
- Crowdfunding (1)
- Latest News (4)

MONTH

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game title (that means you!*). Our goal in launching Fig was always to open up investment to the broader public, and now it's here so check it out!

Not sure about investing? You can still support the game as a normal backer and still get some cool rewards in return! In less than 24 hours, and with much time to spare, *Psychonauts 2* had already generated 40% of its goal – that's more than $1.3 million!

Still want more? Let Tim do the talking:



Psychonauts 2 Fig Campaign Pitch Video
MASSIVE
CHALICE
Costume Quest
BRUTAL LEGEND

Visit the *Psychonauts 2* campaign page, become an investor and stay tuned for more updates!

*Restrictions apply.

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Invest in Psychonauts 2, crowdfunding campaign now live on Fig!

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Complete Your Reservation

We are taking reservations for investments of $500 up to $10,000 from unaccredited investors. Those who reserve during the campaign will be contacted to finalize their investment after the U.S. Securities and Exchange Commission (SEC) qualifies this offering, which we hope to occur in the first quarter of 2016. At this time, we plan to hold reservations up to $1,250,000 from unaccredited investors, so you may not be able to invest the full amount of your reservation. Also, we reserve the right to accept or reject all reservations in whole or in part.

According to U.S. securities laws, an unaccredited investor may not invest more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of annual revenue or net assets at most recently completed fiscal year end (for entities). If you want the specifics, you can reference 251(d)(2)(i)(C) of Regulation A for more information.

- [ ] I confirm that I am 18 years of age or older and that my investment would comply with the investment limits described above.

Please tell us how much you would like to invest

$500

Please tell us your country of citizenship

Please select a country

We will notify you by email when unaccredited investment for Psychonauts 2 launches, at which point you will have access to the complete terms of the investment and the option to invest. The actual amount you are able to invest may vary from your reservation amount, and you may not be able to invest at all. No money or other consideration is being solicited hereby, and if sent in response, will not be accepted. The "testing-the-waters" information presented is for a potential securities offering pursuant to Regulation A that provides an exemption from the registration requirements of the Securities Act of 1933, as amended. No sales will be made or commitments to purchase accepted until the offering statement is qualified by the U.S. Securities and Exchange Commission ("SEC"), and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Your indication of interest is non-binding and involves no obligation or commitment of any kind. A copy of the most recent version of the Preliminary Offering Circular will be available on the SEC's EDGAR website as soon as we file it in December 2015. Future filings of Preliminary Offering Circulars, the Final Offering Circular, and other filings by the Company, may also be obtained on the SEC's EDGAR website.

CANCEL SUBMIT

THANKS FOR RESERVING YOUR SHARE!

Congratulations, you early adopter! You are the 970th person to reserve your investment in Psychonauts 2.

On behalf of Double Fine Productions, Fig, and all your fellow fans, thank you for showing your love for Psychonauts 2!

DON'T MISS OUT!

Check out some exciting Psychonauts 2 rewards and exclusive experiences

VIEW REWARD BUNDLES

Help Psychonauts 2 be a success by sharing the campaign with friends.

Share 25k Tweet Copy Share Link

Comment on the Campaign Visit the Fig blog

From: help=fig.co@mg.fig.co [mailto:help=fig.co@mg.fig.co] **On Behalf Of** Fig
Sent: Monday, December 14, 2015 5:53 PM
To:
Subject: Thanks for reserving your investment in Psychonauts 2

fig

Dear ,

You have successfully reserved an investment in Psychonauts 2.

Reservation details
Your account email:
Investment amount: $500
Reservation #: You are 970th in line to invest in Psychonauts 2

We will notify you by email when unaccredited investment for this campaign launches (if and when the SEC qualifies this offering, which we hope to be in the first quarter of 2016), at which point you will receive the complete terms and have the option of investing at least $500. At this time, we plan to hold reservations up to $10,000 from unaccredited investors, so you may not be able to invest the full amount of your reservation.

When unaccredited investment becomes available, please note that according to U.S. securities laws, an unaccredited investor may not invest more than: (a) 10% of the greater of annual income or net worth (for natural persons); or (b) 10% of the greater of revenue or net assets at most recently completed fiscal year end (for entities). If you want the specifics, you can reference 251(d)(2)(i)(C) of Regulation A for more information. This reservation does not constitute an actual investment nor does it obligate you to invest.

If you have any questions about your reservation, please visit our Investor FAQ or feel free to contact us.

Thanks,
The Fig Team

www.fig.co


PSYCHONAUTS 2

We're excited to welcome Raz and friends to the Fig family!

Hello, Johnathan

Last night, Double Fine Productions CEO Tim Schafer announced ***Psychonauts 2***, the sequel to the genre-defining cult classic, at The Game Awards in Los Angeles. The campaign went live on Fig last night and the thing we're most excited to share is that for the first time ever, *anyone* can invest in a game title (that means you!*).

By this morning, both fans and investors have come out enthusiastically in support of the campaign, already crossing $1.3 million in pledges and indications of interest toward the $3.3 million goal! However, we still need your support and hope you'll join with fans and investors who have backed.

We have an updated investment page here, which includes an online calculator tool for investors to estimate their returns and a link to all the investment documents. We'll continue moving in the direction of providing more information for our investors and backers.

Thanks again for your support. We hope you will take a minute to visit the campaign and the new investment page.

Best regards,
The Fig Team

Still want more? Let Tim do the talking:


Psychonauts 2 Fig Campaign Pitch Video
MASSIVE
CHALICE

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MASSIVE CHALICE
Costume Quest
BRUTAL LEGEND

Campaign Updates

- *Outer Wilds* doubled down at Double Fine's Day of the Devs last month

Recent News

- Fig is hiring a Community Manager in San Francisco!
- InExile Entertainment is hiring positions for its new studio in New Orleans

*Restrictions apply

The information contained herein is not investment advice and does not constitute a recommendation to buy or sell any security or that any transaction is suitable for any specific purposes or any specific person and is provided for information purposes only. Each investor should always carefully consider investments in any security and be comfortable with his/her understanding of the investment, including through consultation with investment and tax professionals.

From: Fig [mailto:help=fig.co@mail135.atl81.rsgsv.net] **On Behalf Of** Fig
Sent: Friday, December 04, 2015 5:25 PM
To:
Subject: Invest in Psychonauts 2, now live on Fig!

Double Fine reveals sequel at The Game Awards

View this email in your browser


PSYCHONAUTS 2

We're excited to welcome Raz and friends to the Fig family!

Last night, Double Fine Productions CEO Tim Schafer announced ***Psychonauts 2***, the sequel to the genre-defining cult classic, at The Game Awards in Los Angeles.

The campaign went live on Fig last night and the thing we're most excited to share is that for the first time ever, *anyone* can invest in a game title (that means you!*). Our goal in launching Fig was always to open up investment to the broader public, and now it's here so check it out! *Psychonauts 2* has already generated more than $1 million in less than 24 hours!

Still want more? Let Tim do the talking:


Psychonauts 2 Fig Campaign Pitch Video
MASSIVE
CHALICE
Costume Quest
BRUTAL LEGEND

(page continues)



Campaign Updates

- *Outer Wilds* doubled down at Double Fine's Day of the Devs last month

Recent News

- Fig is hiring a Community Manager in San Francisco!
- InExile Entertainment is hiring positions for its new studio in New Orleans

The Fig Team

*Restrictions apply

Our mailing address is:
Fig
715 Bryant Street
San Francisco, CA 94107

FIG TO ACCEPT INVESTMENT FROM FANS

Fig Will Set Aside $1M for Unaccredited Investment for their Next Crowdfunding Campaign that Begins in December 2015

SAN FRANCISCO, November 24, 2015 – Today Fig announced that their next campaign, which will launch in early December 2015, will allow unaccredited investors the opportunity to invest, pending a filing with the SEC. Fig is using Regulation A to fund game development in exchange for publishing rights and providing the opportunity to invest in stocks - each campaigns stock offering will track the economic performance of each separate game. This marks the first time ever unaccredited individuals will be able to invest and share in the successful development and publishing of a video game.

“The idea of expecting individual fans to donate large amounts of money to fund a title can only go so far, and realistically, game development budgets are high. We believe that fans, in addition to having the opportunity to participate in the reward only tiers, should also have the opportunity to buy share(s),” said Justin Bailey, CEO, Fig, “This is important because we don't want there to be a class distinction between fans and investors. Our belief is that fans and investors are one in the same, they are individuals who lend financial support to make a project possible, and they should all have an opportunity to participate financially - now they can.”

According to Fig, the JOBS Act was intended to encourage funding of small businesses, and it makes the investment opportunities available to more than just the “accredited investor” elite. Part of the JOBS Act recently made Regulation A accessible as a lite-IPO for offerings of up to $50 million.
Fig Publishing plans to submit an Offering Circular on Form 1-A to the SEC in December. They say the SEC review will take time, but in the meantime they plan to take nonbinding reservations for the shares.

For more information as well as for the announcement of the upcoming game, stay tuned.

Fig.co provides a featured crowdfunding experience that strikes a balance between titles from well-known independent studios and ones from up-and-coming indie teams. For more information, visit www.Fig.co and follow us on www.twitter.com/playfig and www.facebook.com/playfig. Developers interested in Fig? Send your pitch to pitches@fig.co.